As filed with the Securities and Exchange Commission on June 28, 2002
                                                      Registration No. 333-
==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                               --------------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                               --------------


                       PACKAGING DYNAMICS CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                                   32-0009217
------------------------------------             --------------------
(State or Other Jurisdiction of                  (I.R.S. Employer
Incorporation or Organization)                   Identification No.)


      3900 West 43rd Street
        Chicago, Illinois                                        60632
(Address of Principal Executive Offices)                       (Zip Code)


     PACKAGING DYNAMICS CORPORATION 2002 LONG TERM INCENTIVE STOCK PLAN
                          (Full Title of the Plan)

                             Phillip D. Harris
                   President and Chief Executive Officer
                       Packaging Dynamics Corporation
                           3900 West 43rd Street
                          Chicago, Illinois 60632
                  (Name and Address of Agent for Service)


                               (773) 843-8000
        Telephone Number, Including Area Code, of Agent For Service.



                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
 Title Of Securities To Be    Amount To Be Registered       Proposed Maximum           Proposed Maximum          Amount Of
        Registered                      (1)             Offering Price Per Share   Aggregate Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
common stock, par value
$.01 per share ..........      815,089 shares                  $3.90 (2)             $3,178,847                      $292
--------------------------------------------------------------------------------------------------------------------------------
common stock, par value
$.01 per share ..........      584,911 shares                  $7.75 (3)             $4,533,060                      $417
--------------------------------------------------------------------------------------------------------------------------------
options to purchase common
stock, par value $.01 per     options to purchase              $3.85 (4)             $3,138,093                      $289
share....................      815,089 shares
=================================================================================================================================

(1)  The Packaging Dynamics Corporation 2002 Long Term Incentive Stock Plan
     (the "Plan") provides for the equitable adjustment of the number of shares issuable or subject to grant under the Plan to prevent dilution upon the occurrence of certain events such as stock splits, stock dividends and similar transactions. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover, in addition to the amounts to be registered shown below, any additional securities to be offered or issued in connection with any such provision of the Plan.

(2) Computed in accordance with Rule 457(h)(1) under the Securities Act based upon the price at which options to purchase such shares will be exercisable.

(3) The proposed maximum offering price per share reflects the market value of the registrant's common stock as of June 28, 2002, which, because there was no market for the registrant's common stock on such date, has been assumed, solely for purposes of calculating the registration fee, to be $7.75 per share.

(4) The options will be granted to certain Plan participants, in part in consideration of their waiving awards under the Packaging Dynamics, L.L.C. 2001 Long Term Incentive Compensation Plan. The proposed maximum offering price per share is equal to (a) the market value of the registrant's common stock as of June 28, 2002, which, because there was no market for the registrant's common stock on such date, has been assumed, solely for purposes of calculating the registration fee, to be $7.75 per share, minus (b) the $3.90 price per share of common stock for which the options will be exercisable.

This registration statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.


                                   PART I
            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information called for by Part I of this registration statement on Form S-8 is included in the description of the Packaging Dynamics Corporation 2002 Long Term Incentive Stock Plan (the "Plan") to be delivered to persons eligible to participate in the Plan. Pursuant to the
Note in the Instructions to Part I of Form S-8, this information is not being filed with or included in this registration statement.


                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Packaging Dynamics Corporation, a Delaware corporation (the "Company"), pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

         (a) The Company's Registration Statement on Form 10 (File No. 000-49741), filed with the Commission on April 19, 2002, as amended by Amendment No. 1 thereto on Form 10/A, filed with the Commission on May 21, 2002, Amendment No. 2 thereto on Form 10/A, filed with the Commission on May 28, 2002 and Amendment No. 3 thereto on Form 10/A, filed with the Commission on May 30, 2002.

         (b) The description of the Company's common stock, par value $.01 per share, contained in the Company's Registration Statement on Form 10 (File No. 000-49741), filed with the Commission on April 19, 2002, as amended by Amendment No. 1 thereto on Form 10/A, filed with the Commission on May 21, 2002, Amendment No. 2 thereto on Form 10/A, filed with the Commission on May 28, 2002 and Amendment No. 3 thereto on Form 10/A, filed with the Commission on May 30, 2002.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         The options registered hereby to purchase 815,113 shares of common stock will be subject to, and governed by, the terms and conditions of the Plan and option agreements entered into with option holders. The options are nonqualified stock options not intended to meet the requirements of
Section 422 of the Internal Revenue Code.

         There are two types of options registered hereby. With respect to options to purchase 653,348 shares of common stock, these options will be fully vested at the time of grant, will have an exercise price of $3.90 per share and will first become exercisable on the third anniversary of the date of grant (unless the optionee's employment has terminated on or prior to such date, in which case the option would not become exercisable until the 90th day following such third anniversary). These options will remain exercisable until the earliest to occur of (i) the tenth anniversary of the date of grant; (ii) the six-month anniversary of the date of the third anniversary of the date of grant, in the event of a termination of the optionee's employment prior to the third anniversary of the date of grant;
(iii) the three-month anniversary of the optionee's termination of employment, if the termination occurs after the third anniversary of the date of grant; or (iv) if determined by the committee administering the Plan, the consummation of a merger, consolidation, change of control or similar corporate transaction or reorganization, provided that the committee shall have notified the optionee at least 15 days in advance of the consummation of the corporate transaction of such a determination.

         Pursuant to the terms of these options, in the event of the termination of an optionee's employment prior to the third anniversary of the date of grant, the Company will have the right to repurchase up to (i) 100% of the option, in the event of a termination on or before June 30, 2003; (ii) 67% of the option in the event of a termination on or after July 1, 2003 and on or before June 30, 2004; and (iii) 34% of the option in the event of a termination on or after July 1, 2004 and on or before June 30, 2005. The Company may exercise its repurchase right at any time up to and including the 90th day after the date of the third anniversary of the date of grant of the option at a per share purchase price equal to the lesser of
(x) the excess, if any, of the fair market value of the option on the date of grant over the exercise price and (y) the excess, if any, of the average of the fair market value during the 60 days immediately preceding the date of the optionee's termination of employment over the exercise price.

         The second type of options, covering 161,741 shares of common stock, will have an exercise price of $3.90 per share, will be immediately vested and exercisable, and will expire upon the earlier to occur of the first anniversary of the date of grant or, if determined by the committee administering the Plan, the consummation of a merger, consolidation, change of control or similar corporate transaction or reorganization, provided that the committee shall have notified the optionee at least 15 days in advance of the consummation of the corporate transaction of such a determination.

         All options registered hereby will not be transferable by an optionee, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Under Section 145 of the DGCL, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Section 145 further provides that the power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in the best interests, or not opposed to the Company's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify under Section 145 also applies to actions brought by the Company or in its right, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of claim itself, and with the further limitation that in such actions no indemnification of a person shall be made in the event of any adjudication of negligence or misconduct in the performance of the person's duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

         Under the Company's certificate of incorporation, the liability of the Company's directors for monetary damages has been eliminated to the fullest extent permitted under the DGCL. If the DGCL is amended to authorize further eliminating or limiting the liability of directors, the liability of the Company's directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions in the Company's certificate of incorporation may limit the remedies available to a stockholder in the event of breaches of any director's duties.

         Under the Company's certificate of incorporation and bylaws, the Company is required to indemnify, to the fullest extent permitted by law, any person who is or was made or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by the Company or in the Company's right, because the person is or was a director or officer of the Company or is or was a director or officer of the Company serving in any capacity for another entity at the request of the Company against liability incurred in such action, suit or proceeding.

         The Company's certificate of incorporation and bylaws require the Company to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding, subject to the limitations under Delaware law.

         Pursuant to the Distribution Agreement, dated as of March 18, 2002, between Ivex Packaging Corporation ("Ivex") and the Company, as amended, Ivex has agreed to indemnify, defend and hold harmless the Company and its affiliates and their respective officers, directors and employees from and against any and all damages, loss, liability and expense arising out of liabilities relating to the business of Ivex or to specified matters in connection with the distribution. Each of Packaging Investors, L.P., DCBS Investors, L.L.C. and CB Investors, L.L.C. will indemnify directors and officers of the Company with respect to written information provided for use in connection with a registration statement or prospectus in which it is participating pursuant to the Registration Rights Agreement by and among the Company and Packaging Investors, L.P., DCBS Investors, L.L.C. and CB Investors, L.L.C.

         The Company intends to purchase and maintain insurance on behalf of its officers and directors against liability asserted against or incurred by these persons in their capacity as an officer or director, or arising out of their status as an officer or director, regardless of whether the Company would have the power to indemnify or advance expenses to these persons against these liabilities under the Company's bylaws or the DGCL.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit Number        Description

     4.1              Restated Certificate of Incorporation of Packaging
                      Dynamics Corporation

     4.2              Amended and Restated Bylaws of Packaging Dynamics
                      Corporation

     4.3              Specimen Common Stock Certificate of the Company

     5                Opinion of Skadden, Arps, Slate, Meagher & Flom
                      (Illinois)

     23.1             Consent of PricewaterhouseCoopers LLP

     23.2 Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5)

     24 Powers of Attorney (included on signature page to this registration statement)

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
     Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on this 28th day of June, 2002.


                                             Packaging Dynamics Corporation


                                             By:    /s/ Phillip D. Harris
                                                    -------------------------
                                             Name:   Phillip D. Harris
                                             Title:  President and Chief
                                                     Executive Officer



                             POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Phillip D. Harris and Frank V. Tannura, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 28th day of June, 2002.

                   Signature                      Title


/s/  Phillip D. Harris               President and Chief Executive Officer
----------------------------         and Director (principal executive officer)
     Phillip D. Harris


/s/  Michael F. Arduino              Executive Vice President - Finance
----------------------------         (principal financial and accounting
     Michael F. Arduino              officer)


/s/  George V. Bayly                 Director
----------------------------
     George V. Bayly


/s/  Anthony P. Scotto               Director
----------------------------
     Anthony P. Scotto


/s/  Frank V. Tannura                Director
----------------------------
     Frank V. Tannura




                               EXHIBIT INDEX


Exhibit Number        Description

     4.1              Restated Certificate of Incorporation of Packaging
                      Dynamics Corporation

     4.2              Amended and Restated Bylaws of Packaging Dynamics
                      Corporation

     4.3              Specimen Common Stock Certificate of the Company

     5                Opinion of Skadden, Arps, Slate, Meagher & Flom
                      (Illinois)

     23.1             Consent of PricewaterhouseCoopers LLP

     23.2 Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5)

     24 Powers of Attorney (included on signature page to this registration statement)